EXHIBIT 99.2

                                  NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

                              FOR IMMEDIATE RELEASE

             STAGE STORES, INC. REPORTS THIRD QUARTER 1998 SALES

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HOUSTON, TX, November 5, 1998 -- Stage Stores, Inc. (NYSE: SGE) today reported sales for the third quarter ended October 31, 1998 of $271.6 million. This year's total sales for the third quarter are not comparable to sales reported for the third quarter of 1997 of $274.3 million, as last year's sales included the liquidation sales and related heightened grand opening volumes associated with the C.R. Anthony store conversions. Comparable store sales for the thirteen-week period decreased 2.1%.

Sales for the nine months ended October 31, 1998 increased 16.0% to $816.2 million versus $703.9 million last year. Comparable store sales for the nine-month period decreased 1.3%.

Carl E. Tooker, Chairman, President and Chief Executive Officer, stated, "We are disappointed with the sales results for the third quarter. We believe weather to be the critical variable affecting sales in our markets as opposed to shifts in economic factors. Unseasonably warm and adverse weather conditions affected the majority of our markets throughout the latter half of the quarter, negatively impacting customer traffic and sales of the cold weather categories of our business."

Mr. Tooker, continued, "The results for the last seven weeks more than offset the promotionally driven positive performance reported for the first six weeks of the quarter. With sales and gross margins being below plan for the quarter, we currently anticipate that diluted earnings per share for the quarter will reflect a loss in the range of $0.08 to $0.11 per share. We will release our third quarter earnings and hold our regularly scheduled conference call on November 19, 1998."

Mr. Tooker, concluded, "With respect to our merchandise inventories, we continue to manage our receipt flows aggressively in order to maintain appropriate inventory levels for the fall. We are well positioned to take advantage of the upcoming Christmas selling season."

During the third quarter the Company opened 43 stores and closed 2 stores, expanding its national presence by entering five additional states.

Stage Stores, Inc. brings nationally recognized brand name family apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the central United States. The company operated 671 stores in 33 states at the end of the third quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.

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